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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO INSURED CALIFORNIA MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco Insured California Municipal Securities was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect five Trustees of the Common Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                     Votes
Matters                                Votes For   Withheld
-------                                ---------   --------
(1) Albert R. Dowden................   2,999,685    60,558
    Prema Mathai-Davis..............   3,003,641    56,602
    Lewis F. Pennock................   2,997,452    62,791
    Hugo F. Sonnenschein............   3,001,408    58,835
    Raymond Stickel, Jr.............   2,999,685    60,558